UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2009

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Nortel’s Optical Networking and Carrier Ethernet Businesses

On November 23, 2009, Nortel Networks Corporation (NNC) announced it, its principal operating subsidiary Nortel Networks Limited (NNL) and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (in administration) (together, Nortel), have concluded a successful auction of substantially all of the assets of Nortel’s global Optical Networking and Carrier Ethernet businesses. Nortel has entered into agreements with Ciena Corporation (Ciena), dated November 24, 2009, under which Ciena has agreed to pay US$530,000,000 in cash plus US$239,000,000 aggregate principal amount of a new class of Ciena’s senior convertible notes due 2017 (Notes) to Nortel. Nortel will be subject to certain resale restrictions in respect of the Notes. These agreements further amend or amend and restate the asset sale agreements Nortel entered into with Ciena on October 7, 2009.

Ciena may elect to increase the cash component of the purchase price in lieu of issuing all or a portion of the Notes (Cash Replacement Option). The amount of this increase will be either (a) equal to the amount by which the principal amount of Notes is being reduced provided that the volume weighted average price of Ciena’s common stock is less than $17.00 per share over the ten trading days prior to the date Ciena makes such election, or (b) if the volume weighted average price of Ciena’s common stock is equal to or greater than $17.00 per share over the ten trading days prior to the date Ciena makes such election, then the amount equal to the greater of (i) 105% of the principal amount of the Notes and (ii) 95% of the fair market value of the Conversion Shares (as defined below)(including additional shares issuable as a “make-whole”). In the event that Ciena completes any capital raising transaction through the issuance and sale of debt or equity securities for cash prior to the closing, Ciena will be required to exercise the Cash Replacement Option to the extent of the net proceeds of such capital raising transaction, and, if such transaction involves the issuance of convertible securities, the price used to determine the value of Ciena’s common stock for the purposes of calculating the cost of the Notes replaced or redeemed will be the closing price per share prior to the time when such offering is priced, instead of the volume weighted average price as described in the preceding sentence.

Nortel and Ciena have made customary representations, warranties and covenants in the asset sale agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the agreements and closing of the transaction. At closing, Nortel and Ciena will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services for a period of up to 24 months (up to 12 months in certain jurisdictions in the region of Europe, the Middle East and Africa (EMEA)) after closing of the transaction.

The sale is subject to court approvals in the U.S., Canada, France and Israel as well as regulatory approvals, other customary closing conditions and certain post-closing purchase price adjustments.

Nortel will work diligently with Ciena with a target to close the sale in the first quarter of 2010, subject to the timing of obtaining regulatory approvals. Nortel will seek Canadian and U.S. court approvals of the proposed sale at a joint hearing expected to be held on December 2, 2009. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives and/or employees.

Details of Ciena’s Convertible Notes to be Acquired

A portion of the aggregate consideration offered by Ciena under the asset sale agreements consists of the Notes, to be issued to Nortel by Ciena under an indenture to be entered into upon the closing under the asset sale agreements. The Notes will be senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt. The Notes will bear interest payable semi-annually and will mature on June 15, 2017. The stated interest rate of the Notes will be set based on the volume weighted average price per share of Ciena’s common stock (Market Value) during the ten trading days immediately preceding closing under the asset sale agreements as follows:

Market Value	Interest Rate
More than $13.16	6.00%
$13.00-$13.16	6.25%
$12.75-$12.99	6.50%
$12.50-$12.74	6.75%

$12.25-$12.49	7.00%
$12.00-$12.24	7.25%
$11.75-$11.99	7.50%
$11.50-$11.74	7.75%
Less than $11.49	8.00%

The Notes may be converted prior to maturity at the option of the holder into shares of Ciena common stock at the initial conversion rate of 60.7441 shares of Ciena common stock per $1,000 in principal amount of Notes, which is equal to an initial conversion price of approximately $16.4625 per share, subject to customary adjustments.

Under the registration rights provisions of the North American asset sale agreement, Ciena is obligated to cause to become effective by the later of thirty days following the closing of the asset sale and sixty days following Ciena’s receipt from Nortel of certain financial statements required in connection with the filing and effectiveness of the registration statement, a shelf registration statement (Shelf Registration Statement) with respect to the resale of the Notes and the shares of Ciena’s common stock issuable upon conversion of the Notes (the Conversion Shares). Ciena must keep such Shelf Registration Statement effective for a period of at least one year after the closing of the sale to Ciena, as more fully provided in the North American asset sale agreement. Ciena’s failure to timely file the registration statement, and certain withdrawals or suspensions thereof, would result in liquidated damages of 0.25% to 0.50% per annum of the aggregate principal amount of the Notes, depending upon the duration of the registration default. Ciena has also granted certain demand registration rights, including with respect to underwritten offerings, and certain piggyback registration rights that afford Nortel an opportunity to participate in certain registered offerings by Ciena.

Prior to the earlier of the effectiveness of the Shelf Registration Statement and the Notes becoming freely transferable in the United States in the hands of Nortel or its affiliates, Ciena has the right to redeem the Notes with cash in an amount equal to the greater of (i) 105% of the principal amount of the Notes and (ii) 95% of the fair market value of the Conversion Shares (including additional shares issuable as a “make-whole”), plus in each case any accrued and unpaid interest. During that time period, Ciena must offer to use the net proceeds of any capital raising transaction to redeem the Notes at the above price.

If Ciena undergoes a fundamental change, subject to certain exceptions, the holders of the Notes have the right to require Ciena to repurchase for cash any or all of their Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If a holder elects to convert the Notes in connection with a qualified fundamental change, Ciena will in certain circumstances increase the conversion rate by a specified number of additional shares, depending upon the price paid per share of Ciena common stock in such fundamental change transaction.

Nortel’s GSM/GSM-R Business

On November 25, 2009, NNC announced that it, its principal operating subsidiary NNL and certain of its other subsidiaries, including Nortel Networks Inc., Nortel Networks UK Limited (in administration) and Nortel Networks SA (together, Nortel), have concluded a successful auction of substantially all of the global assets of Nortel’s GSM/GSM-R business. Telefonaktiebolaget LM Ericsson (Ericsson) and Kapsch CarrierCom AG (Kapsch) are the winning joint-bidders agreeing to pay US$103,000,000 in cash to Nortel.

Nortel and the joint-bidders have made customary representations, warranties and covenants in the asset sale agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the agreement and closing of the transaction. At closing, Nortel and the joint-bidders will enter into transition services agreements pursuant to which Nortel will agree to provide certain transition services for a period of up to 18 months (up to 12 months in certain jurisdictions in the region of Europe, the Middle East and Africa (EMEA)) after closing of the transaction.

The sale is subject to court approvals in the U.S. Canada and France as well as regulatory approvals, other customary closing conditions and certain post-closing purchase price adjustments.

Nortel will work diligently with the joint-bidders to close the sale in the first quarter of 2010, subject to the timing of obtaining regulatory approvals. Nortel will seek Canadian and U.S. court approvals of the proposed sale at a joint hearing expected to be held on December 2, 2009. In some EMEA jurisdictions, this transaction is subject to information and consultation with employee representatives and/or employees.

Item 8.01	Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/s/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/s/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: November 30, 2009